Exhibit 99

BLACK HILLS CORPORATION REPORTS 2004 RESULTS

RAPID CITY, SD—February 7, 2005—Black Hills Corporation (NYSE: BKH) today announced financial results for the fourth quarter and for the year 2004.

        For the three months ended December 31, 2004, net income was $19.4 million, or $0.59 per share, compared to $7.9 million, or $0.24 per share for the same period ended December 31, 2003. Income from continuing operations for the three months ended December 31, 2004 was $20.4 million, or $0.62 per share, compared to $9.6 million, or $0.29 per share for the same period in 2003. Compared to the fourth quarter of 2003, income from continuing operations in the fourth quarter of 2004 increased primarily due to the following factors:

•	a $3.8 million, or $0.12 per share, increase in oil and gas production earnings;

•	a $2.4 million, or $0.07 per share, increase in power generation earnings;

•	a $1.9 million, or $0.06 per share, decrease in communications losses;

•	a $2.4 million, or $0.07 per share, decrease in corporate losses.

        For the full year 2004, net income was $57.7 million, or $1.76 per share, compared to $61.0 million, or $1.97 per share for the year 2003. Income from continuing operations was $57.2 million in 2004, or $1.74 per share, compared to $56.5 million, or $1.82 per share for the year 2003.

YEAR IN REVIEW

        David R. Emery, President and Chief Executive Officer of Black Hills Corporation, said, “In 2004, our earnings performance improved as the year progressed, with the second half returning to a more normalized earnings profile. Our oil and gas operations ended the year on a stronger note. This business had its seventh consecutive year of record production – 12.6 billion cubic feet equivalent (BCFE), a 16 percent increase over 2003. Earnings from oil and gas operations in 2004 were up 45 percent, contributing a record $12.2 million to the bottom line. Reserves were up 11 percent at year-end 2004, to 173 BCFE. Regarding our power generation business, two-thirds of its 2004 earnings were recorded in the last half of 2004. For the year, its earnings were down 31 percent compared to 2003, due primarily to the Las Vegas Cogeneration II power plant. Energy marketing earnings increased in 2004, with natural gas marketing and oil transportation and marketing contributing to the increase. Gas marketing delivered a record average daily volume in 2004 – 1.7 BCF, a 40 percent increase over 2003.”

        Emery continued, “On the retail side, our communications business improved its financial performance by 33 percent, compared to 2003. We are pleased with our marketing and promotional efforts, as well as our cost-containment initiative. Black Hills Power ended the year stronger, but earnings for the year were down 20 percent, compared to 2003. Scheduled and unscheduled power outages, mild weather in our utility territory and lower margins on increased off-system sales were the primary reasons for the decline.

        “Last year, our Company proceeded with goals important to our long-term agenda. Among them was a strengthened capital structure, achieved through more than $100 million of debt reduction. We overcame construction delays and operational challenges at our New Mexico natural gas operations, and we expect to deploy drilling and development capital there for several more years. Recently, we began to integrate and streamline certain retail functions, and expect these steps to improve our productivity and customer service. We also reorganized our corporate structure to support holding company and corporate compliance measures. Each of these factors points to a stronger future.

        “We also welcome the addition of Cheyenne Light, Fuel & Power to our retail operations.” Emery said. “This recent acquisition is strategic for us, and we look forward to providing energy services to 38,000 electric and 31,000 natural gas customers for years to come.”

        Emery concluded, “Our confidence in the future is reflected in our recent increased dividend declaration. This was the 35th consecutive annual dividend increase in our Company’s history. Our asset base is solid and well-positioned, and our capital structure is sound. We remain on course toward diversified, balanced, and risk-managed growth in the energy sector.”

2005 EARNINGS GUIDANCE

        The Company reaffirmed its expectation that 2005 income from continuing operations would be in a range between $1.85 and $2.00 per share. For the year, the Company anticipates continued growth from oil and gas production; modest accretion from Cheyenne Light, Fuel & Power; modest improvement in communications results; an earnings increase from power generation, due to a full year of contract revenues at the Las Vegas Cogeneration II facility; and incremental cost savings from ongoing integration efforts.

        The Company expects small decreases in earnings from Black Hills Power, due to a planned maintenance outage of the coal-fired Wyodak power plant; from lower coal production, resulting from the same maintenance outage; and from energy marketing operations, which anticipate reduced oil marketing and transportation revenues and narrower margins from gas marketing.

EARNINGS CONFERENCE CALL

        The Company will conduct a conference call tomorrow, February 8, 2005 beginning at 11:00 a.m. Eastern Time to discuss financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-4717. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through February 15, 2005 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 768614.

RECENT DIVIDEND DECLARATION

        As previously disclosed, the Board of Directors declared quarterly dividends on the common and preferred stock. Common shareholders will receive 32 cents per share, equivalent to an annual dividend rate of $1.28, an increase of 3.2 percent from the $1.24 paid in 2004. Preferred shareholders, whose holdings are related to a Company acquisition, will receive $11.609 per share, an amount which represents 1 percent per annum computed on the basis of $1,000 per share plus a common stock dividend equivalence. Dividends will be payable March 1, 2005, to all shareholders of record at the close of business on February 15, 2005.

CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION

(In thousands, except per share amounts)

                                           Three months ended December 31,     Twelve months ended December 31,
                                           -------------------------------     --------------------------------
                                                2004             2003                2004              2003
                                           ------------      -------------     ---------------   ------------

Revenues:
     Wholesale Energy Group                  $  233,062        $  207,574       $   908,581        $1,039,345(a)
     Retail Services Group                       54,211            50,928           212,360           210,705
     Corporate                                      131                 -               760                 -
                                           ------------      ------------        ----------        ----------

                                             $  287,404        $  258,502        $1,121,701        $1,250,050
                                           =============     ===============     ==========        ==========

Net income (loss) available
for common stock:
   Continuing operations -
     Wholesale Energy Group                 $    15,992       $    10,161       $    45,447      $     45,843
     Retail Services Group                        5,764             3,289            15,263            18,207
     Corporate                                   (1,401)           (3,847)           (3,461)           (7,569)
                                           ------------       -----------        ----------      -------------

                                                 20,355             9,603            57,249            56,481
     Discontinued operations (b)                   (863)              852               724             9,936
     Change in accounting principle                   -            (2,515)(c)             -            (5,195)(d)
                                           ------------       -----------       -----------      ------------

                                                 19,492             7,940            57,973            61,222
     Less: preferred stock dividends                (77)              (87)             (321)             (258)
                                           ------------       -----------       -----------      ------------
                                            $    19,415       $     7,853       $    57,652      $    6 0,964
                                           ============       ===========       ===========      ============

Weighted average common shares
outstanding:
     Basic -                                      32,431            32,198           32,387            30,496
     Diluted -                                    32,960            32,759           32,912            31,015

Earnings per share:
     Basic -
        From continuing operations          $       0.63      $       0.30      $      1.76      $       1.84
        Total                               $       0.60      $       0.24      $      1.78      $       2.00
     Diluted -
        From continuing operations          $      0. 62      $       0.29      $      1.74      $       1.82
        Total                               $      0. 59      $       0.24      $      1.76      $       1.97

(a)	Includes $114.0 million related to a contract termination payment received.

(b)

Reflects the after-tax results of operations and related gains and losses at the Company’s discontinued New York hydroelectric power plants, Pepperell power plant, coal enhancement plant, and coal marketing operations. The three months and twelve months ended December 31, 2004 include a $0.7 million after-tax additional impairment charge on the Pepperell plant, which is currently held for sale.

(c)	Reflects the consolidation of Wygen Funding, LLC, a variable interest entity, required by the adoption of FIN 46-(R) on December 31, 2003.

(d)	Reflects the adoption of FIN 46-(R), EITF Issue No. 02-3 and SFAS No. 143.

BUSINESS UNIT PERFORMANCE SUMMARY

Wholesale Energy Group

         Quarterly results. Income from continuing operations from the Wholesale Energy business group for the three-month period ended December 31, 2004 was $16.0 million, compared to $10.2 million in 2003. Business segment results are as follows:

•	Power generation income from continuing operations was $5.2 million, compared to $2.8 million in 2003. Earnings for 2004 were higher primarily due to increased earnings at our Las Vegas II plant, a $1.2 million benefit from certain tax adjustments, and increased earnings from other revenue, partially offset by increased fuel costs at our Las Vegas I plant. Earnings for 2003 benefited from a non-recurring $1.5 million legal settlement.

•	Oil and gas income from continuing operations was $5.0 million compared to $1.2 million in 2003. Higher earnings were primarily the result of a 10 percent increase in volumes sold at average prices received that were 22 percent higher for oil and 36 percent higher for natural gas.

•	Energy marketing income from continuing operations was $4.0 million in 2004 compared to $2.6 million in 2003. The increase was primarily due to higher earnings at our gas marketing company, as a result of a 45 percent increase in volumes marketed at higher margins than received in 2003, partially offset by higher operating expenses and taxes. Oil transportation and marketing earnings were flat with 2003.

•	Coal mining income from continuing operations was $1.8 million in 2004 compared to $3.6 million in 2003. The decrease was primarily due to lower revenues from decreases in average price received per ton and higher depreciation expense. In addition, 2003 results benefited from lower mine operating and tax costs.

        Annual results. Income from continuing operations from the Wholesale Energy business group for the year ended December 31, 2004 was $45.4 million, compared to $45.8 million in 2003. Business segment results are as follows:

•	Power generation segment income from continuing operations decreased to $15.6 million in 2004 from $22.4 million in 2003. Earnings decreased primarily as the result of lower earnings at our Las Vegas Cogeneration II plant, due to its operating as a merchant plant during the first quarter of 2004 and its lower contract rates on the new long-term contract, partially offset by lower depreciation expense at that plant. The earnings decline was also due to higher fuel costs at Las Vegas Cogeneration I; lower revenues at our Harbor plant, due to the expiration of a summer reliability agreement; and higher depreciation expense due to the consolidation of our Wygen plant. These items were partially offset by lower fuel costs at our Gillette combustion turbine, a benefit from certain tax adjustments, lower interest expense, and higher earnings from other revenues. In addition, the segment’s 2003 earnings were affected by certain items previously disclosed, netting to a benefit of approximately $1.8 million after-tax.

•	Oil and gas income from continuing operations increased to $12.2 million in 2004 compared to $8.4 million in 2003. Results improved due to a 16 percent increase in volumes sold at average prices received that were 5 percent higher for oil and 15 percent higher for natural gas. These items were partially offset by the negative impact of higher depletion and operating costs.

•	Income from continuing operations from our energy marketing businesses increased to $10.2 million in 2004 compared to $6.7 million in 2003. Earnings increased primarily due to a 40 percent increase in natural gas volumes marketed and an 11 percent increase in average margins received, partially offset by a negative impact from a $4.7 million change in mark-to-market adjustments between 2004 and 2003; increased earnings from oil transportation and marketing due to increased revenues from contracted oil transportation and higher marketing margins received. In addition, 2003 earnings were negatively impacted by a $3.0 million CFTC settlement.

•	Coal mining income from continuing operations in 2004 decreased to $7.4 million compared to $8.3 million in 2003, due to lower revenues associated with a decrease in average price received per ton and higher depreciation expense, partially offset by decreased general and administrative and direct mining costs.

        The following tables contain certain Wholesale Energy operating statistics:

                                          Three months ended December 31,        Twelve months ended December 31,
                                          -----------------------------------    -----------------------------------
                                                2004                2003              2004               2003
                                          -----------------    --------------    ---------------    ----------------

           Coal mining:
           Tons of coal sold                  1,270,000           1,250,000         4,780,100          4,812,300

           Oil and gas production:
           Mcf equivalent sales               3,462,500           3,138,400        12,594,600         10,843,400

           Energy marketing
           average daily volumes:
           Natural gas-MMBtus                 2,055,500           1,420,300         1,741,100          1,241,900
           Crude oil-barrels                     37,400              55,000            44,900             58,700

                                                     December 31,
                                          -----------------------------------
                                                  2004                 2003
                                          -----------------    --------------

           Oil and gas reserves:
           Bcf equivalent reserves (a)           173.4                156.4

           IPP Nameplate Net Capacity:
           In service-MW (b)                       964                  962

(a)	Reserves reflect an oil price of $41.19 per barrel and a natural gas price of $5.55 per Mcf as of December 31, 2004 and $32.52 per barrel and $6.15 per Mcf as of December 31, 2003.

(b)	Capacity in service does not include the 40 MW Pepperell facility, which is currently reported in “Discontinued operations.”

Retail Services Group

         Quarterly results. Income from continuing operations from the Retail Services business group for the three-month period ended December 31, 2004 was $5.8 million, compared to $3.3 million in 2003. Business segment results are as follows:

•	Net income from the Electric Utility business segment for the three months ended December 31, 2004 was $6.5 million, compared to $5.9 million in 2003. Increased earnings in 2004 were the product of increased electric sales, partially offset by increased fuel and purchased power costs. Revenues from off-system sales increased 31 percent as volumes sold were 19 percent higher and average sales prices increased 10 percent. Retail electric sales were flat with 2003. Degree days in the fourth quarter of 2004 were 9 percent lower than the fourth quarter of 2003. In addition, interest expense was lower in 2004, primarily due to debt reduction.

•	The Communications business segment reported a net loss of $0.7 million for the three month period ended December 31, 2004, compared to a net loss of $2.6 million in 2003. Improved results reflect additional revenues from increased business customers and residential revenue generating units, a benefit from a reduction in property tax accruals, partially offset by an increase in allocated corporate costs. Additionally, 2003 results were impacted by marketing campaign costs in response to competitive pressures, a $0.7 million pre-tax increase in depreciation expense, and a $0.5 million pre-tax charge related to business development costs and obsolete inventory.

         Annual results. Income from continuing operations from the Retail Services business group for the twelve-month period ended December 31, 2004 was $15.3 million, compared to $18.2 million in 2003. Business segment results are as follows:

•	Net income from the Electric Utility business segment was $19.2 million in 2004, compared to $24.1 million in 2003. The decrease in 2004 was primarily due to lower firm system sales, increased fuel and purchased power costs, higher costs related to scheduled and unscheduled maintenance, increased health insurance and allocated corporate costs, and decreased transmission revenues. These negative impacts were partially offset by increased off-system electric sales and reduced interest expense. Firm residential and commercial sales decreased 3 percent and 2 percent, respectively. Degree days in 2004 were 11 percent lower than 2003. Off-system sales revenue increased 16 percent and firm industrial sales increased 1 percent.

•	The Communications business segment reported a net loss of $3.9 million in 2004 compared to a $5.9 million net loss in 2003. Improved results reflect additional revenues from increased business customers and residential revenue generating units, partially offset by an increase in allocated corporate costs and higher marketing campaign costs in 2004 compared to 2003.

        The following tables provide certain Retail Services operating statistics:

           Electric Utility             Three months ended December 31,        Twelve months ended December 31,
           ---------------------------- ---------------------------------    -------------------------------------
                                                 2004              2003             2004                 2003
                                        ----------------   --------------    ---------------    ------------------

           Firm (system) sales-MWh            483,900           496,700        1,960,000            1,994,800
           Off-system sales-MWh               293,400           246,200        1,090,800              930,700

          --------------------------------------------------------------------------------------------------------
                                                     December 31,     September 30,      December 31,
          Communications                                 2004              2004             2003(a)
          ---------------------------------------------------------   ---------------  ---------------------------
          Residential customers                         23,663            23,557           23,878
          Revenue Generating Units (b)                  56,835            56,393           53,568
          Business customers                             3,317             3,311            3,012
          Business access lines                         12,978            12,949           12,023

(a)	In 2003, reported business customers were adjusted for the consolidation of multiple-location business customers, business orders, and temporary business access lines.

(b)	Total Revenue Generating Units (RGU) equal the total number of services to which residential customers subscribe. Telephone, cable TV and Internet access each represent an RGU.

Corporate

         Quarterly results. Corporate costs for the three-month period ended December 31, 2004 decreased $2.4 million to $1.4 million after tax, compared to the same period in 2003. This decrease is primarily due to decreased net interest costs and increased cost allocations to subsidiaries. These positive impacts were partially offset by increased professional fees related to Sarbanes Oxley compliance and holding company structuring.

        Annual results. Corporate costs for the year ended December 31, 2004 decreased $4.1 million to $3.5 million after tax, compared to 2003. The decrease is primarily due to increased cost allocations to subsidiaries, a $1.0 million pre-tax gain on the sale of assets, and a benefit from certain tax adjustments. These positive impacts were partially offset by increased professional fees related to Sarbanes Oxley compliance and holding company structuring, higher pension expense, higher insurance costs and increased net interest expense.

        The Company’s subsidiary, Daksoft, Inc., recorded a gain on the sale of its campground reservation system. As Daksoft now primarily provides information technology support to the Company, its results of operations are included in Corporate. Prior to 2004, Daksoft’s results were included in the Communications segment.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, the wholesale energy unit, generates electricity, produces natural gas, oil and coal, and markets energy. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; Cheyenne Light, Fuel & Power, an electric and gas distribution company serving the Cheyenne, Wyoming vicinity, which was acquired in January 2005; and Black Hills FiberCom, a broadband communications company, which offers bundled telephone, high speed Internet, and cable entertainment services. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things:

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt;

•	The timing of production from oil and gas development facilities, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of building, environmental and other permits, and the availability of specialized contractors, work force, equipment, and prices of and demand for our products;

•	General economic and political conditions, including tax rates or policies and inflation rates;

•	Our use of derivative financial instruments to hedge commodity and interest rate risks;

•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;

•	The amount of collateral required to be posted from time to time in our transactions;

•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;

•	The timing and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Weather and other natural phenomena;

•	The extent of success in connecting natural gas supplies to gathering and processing systems;

•	Industry and market changes, including the impact of consolidations and changes in competition;

•	The effect of accounting policies issued periodically by accounting standard-setting bodies;

•	The cost and effects on our business, including insurance, resulting from terrorist actions or responses to such actions;

•	Capital market conditions, including price risk due to marketable securities held as investments in benefit plans; and

•	Other factors discussed from time to time in our filings with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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